EXHIBIT 10.53

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 20th day of July, 2007, between Zions Bancorporation (the “Company”) and Dallas E. Haun (the “Employee”).

WHEREAS, the Company desires to engage the Employee as Chief Executive Officer of Nevada State Bank (the “Bank”) and Employee is willing to serve in such capacity, on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    Employment Period. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on September 3, 2007 (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Employment Period”).

2.    Terms of Employment.

(a)      Position and Duties.

(i)    During the Employment Period, the Employee shall serve as the Chief Executive Officer of the Bank with the appropriate authority, duties and responsibilities attendant to such position and any other duties that may be assigned by the Board of Directors of the Company (the “Board”). Employee shall report to the Chairman of the Board and Chief Executive Officer of the Company.

(ii)   During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his business attention and time to the business and affairs of the Bank and to use the Employee’s reasonable best efforts to perform such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Employee, if consistent with the code of conduct of the Company, to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements and (C) manage personal investments, so long as such activities do not interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)      Compensation.

(i)    Annual Base Salary. During the Employment Period, the Employee shall receive an annual base salary (“Annual Base Salary”) of $400,000, which shall be subject to (A) review by the Compensation Committee of the Board (the “Compensation Committee”) during the first calendar quarter of 2008, with any increase effective retroactively to January 1, 2008, and (B) annual review by the Compensation Committee for increases thereafter. No increase in Annual Base Salary shall limit or reduce any other right of or obligation to the Employee under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase), other than as part of an across the board salary reduction applicable to other senior officers of the Company and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased or decreased.

(ii)    Annual Bonus. During the Employment Period, the Employee shall be eligible to be paid an annual cash bonus (“Annual Bonus”) with a target level of not less than 60% percent of Annual Base Salary or such greater amount as determined by the Compensation Committee, subject to a maximum target level of 90% of Annual Base Salary, payable in accordance with the procedures applicable to other similarly situated senior officers of the Company; provided, however, (A) Employee’s Annual Bonus for calendar 2007 shall be $215,000, payable on or before March 15, 2008, and (B) Employee’s Annual Bonus for calendar year 2008 shall be equal to a minimum of 50% of Annual Base Salary, payable on or before March 15, 2009.

(iii)    Effective Date Payment; Upfront Restricted Stock. On the Effective Date, the Company will pay the Employee a one-time lump sum cash payment in the amount of $287,500. Notwithstanding the foregoing, in no event shall the amounts be taken into consideration for purposes of any compensation or benefit plan of the Company or any of its affiliates. As soon as practicable after the Effective Date, the Company shall grant the Employee the number of shares of restricted stock of the Company equal to $287,500, divided by the “Fair Market Value” (within the meaning of the Company’s 2005 Stock Option and Incentive Plan (the “2005 Plan”)) of a share of Company Common Stock on the date such shares of restricted stock are granted (the “Upfront Restricted Stock”). The restrictions on the Upfront Restricted Stock shall lapse in equal annual installments on each of the first four anniversaries of the date of grant and shall otherwise be subject to the terms of the 2005 Plan and the award agreement evidencing the grant of such Upfront Restricted Stock.

(iv)    Make-Whole Equity Grant. As soon as practicable after the Effective Date, the Company shall grant to the Employee awards of stock options and restricted stock (collectively, the “Make-Whole Grant”) under the 2005 Plan, as follows: (A) stock options to purchase 31,642 shares of Company Common Stock, with vesting and expiration dates apportioned ratably based on the vesting and expiration dates applicable to the Employee’s unvested outstanding stock options to purchase stock of his current employer, and (B) 6,529 shares of restricted stock with lapse restriction dates apportioned ratably based on the lapse restriction dates applicable to the Employee’s outstanding restricted stock of his current employer.

(v)    Annual Equity Grants. During the Employment Period, Employee shall be eligible to receive annual stock option, restricted stock or other equity awards in an amount to be determined, and on terms and conditions, specified by the Compensation Committee in its sole discretion. Such grants shall be made at times and on terms that are no less favorable to those awards granted to similarly situated senior officers of the Company; provided, however, that for the 2008 calendar year, the Company shall grant to Employee, during the second calendar quarter of 2008, a stock option to purchase 17,000 shares of Company Common Stock with a per share exercise price equal to the Fair Market Value of a share of Company Common Stock on the date of grant and which vest, subject to the Employee’s continued employment with the Company through the applicable vesting date, in equal installments on each of the first three anniversaries of the date of grant.

(c)      Benefits.

(i)    Employee Benefit Plans. Except as otherwise provided herein, during the Employment Period, the Employee shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits (including, but not limited to, profit sharing and 401(k) plan participation and health insurance) on a basis no less favorable than that provided to other senior officers of the Company.

(ii)    Relocation; Temporary Housing; Travel Expenses. During the Employment Period, the Company shall reimburse or pay the Employee for (i) reasonable costs of moving from California to Nevada for the Employee in 2007 and for the Employee’s family no later than 2009, (ii) a temporary housing allowance for the twenty-one month period following the Effective Date in an amount equal to $2,000 per month, and (iii) expenses for travel between California and Nevada for the twenty-one month period following the Effective Date in an amount equal to $600 per month.

(iii)    Profit-Sharing Make-Up. As soon as practicable following the Effective Date, the Company shall pay the Employee, on a non-qualified basis, a one-time cash payment in an amount equal to $13,200, in consideration for the amount of profit sharing contributions the Employee will forgo under his current employer’s retirement plan for the 2007 plan year.

(iv)    2008 Value Sharing Plan Make-Up; Value Sharing Plan Participation. In lieu of participating in the Company’s Value Sharing Plan for 2008, during the first calendar quarter of 2009, provided the Employee is employed as of the payment date, the Company shall pay the Employee a one-time cash award equal to the greater of (i) $275,000 or (ii) gross amount of William Martin’s Value Sharing Plan payment for 2006-2008 (disregarding any deferral of payment). Provided the Company adopts a Value Sharing Plan for any period subsequent to 2008 and during the term of this Agreement, the Employee shall participate in such plan on a basis, determined by the Compensation Committee, commensurate with Employee’s position and responsibilities relative to those of other senior officers of the Company.

(v)    Club Dues. During the Employment Period, the Company shall reimburse the Employee for monthly dues for a country club mutually acceptable to Employee and Company in Las Vegas, Nevada. Membership may be purchased by either Employee or Bank and will remain the property of the purchaser.

(vi)    Vacation. During the Employment Period, the Employee shall be entitled to four weeks of paid vacation each calendar year.

(vii)   Indemnification. To the extent permitted by law, the Company will indemnify the Employee against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Employee’s status as a director, officer, employee and/or agent of the Seller or the Company during the Employee’s employment. In addition, to the extent permitted by law, the Company will pay or reimburse any expenses, including reasonable attorney’s fees, the Employee incurs in investigating and defending any actual or threatened action, suit or proceeding for which the Employee may be entitled to indemnification under this Section 2(c)(vii).

3.    Termination of Employment.

(a)        Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. If the Company determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice in accordance with Section 10(b) of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean that the Employee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Employee agrees to provide such medical evidence as may be requested by the Company and/or to be evaluated by a mutually agreed upon licensed physician. If the Employee’s condition constitutes total disability under the federal Social Security Acts, he shall be deemed to be disabled.

(b)        Cause. During the Employment Period, the Company may terminate the Employee’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean that the Employee:

(i)      repeatedly fails to report to work other than as a result of illness, Disability, paid leave or agreed upon unpaid leave;

(ii)     is (A) convicted of, or pleads guilty or nolo contendere to, a misdemeanor involving fraud, theft or embezzlement or a felony, or (B) otherwise disqualified or barred by any governmental or regulatory authority from serving in the capacity contemplated by this Agreement; or

(iii)    has not established his primary residence in Clark County, Nevada prior to the second anniversary of the Effective Date of this Agreement.

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee had committed an act set forth above in this Section 3(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his legal representatives to contest the validity or propriety of any such determination.

(c)      Good Reason. The Employee’s employment may be terminated by the Employee with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Employee:

(i)    a material and adverse change in the Employee’s position with the Company after the Effective Time as set forth in Section 2(a)(i) or the failure to provide the Employee with authority, responsibilities and reporting relationships consistent with such position;

(ii)    any failure by the Company to comply with any of the provisions of Section 2(b) or 2(c), other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly (but in no event more than 15 days) after receipt of notice thereof given by the Employee;

(iii)    the Company relocating the Employee’s principal work location to a location that is more than fifty (50) miles from the Employee’s principal work location on the Effective Date; or

(iv)    any purported termination by the Company of the Employee’s employment otherwise than as expressly permitted by this Agreement.

For the avoidance of doubt, expiration of the Employment Period in accordance with Section 1 hereof, shall not be deemed to be a termination of the Employee’s employment without Cause and shall not entitle the Employee to terminate his employment for Good Reason.

(d)      Notice of Termination. Any termination by the Company or by the Employee shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.

(e)      Date of Termination. “Date of Termination” means the date specified in the Notice of Termination which shall not be less than 30 days nor more than 60 days after the date such notice is given, provided, however, that, if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

4.    Obligations of the Company upon Termination.

(a)      Other than for Cause; For Good Reason. If, during the Employment Period, the Company shall terminate the Employee’s employment other than for Cause or Disability, or the Employee shall terminate employment for Good Reason, the Company shall have no further obligations to the Employee other than:

(i)    the Company shall pay to the Employee in a lump sum in cash within 10 days after the Date of Termination an amount equal to the sum of (A) the amount equal to the Employee’s earned but unpaid Annual Base Salary, accrued but unused vacation time accrued through the Date of Termination and any earned Annual Bonus for a completed prior year to the extent theretofore unpaid, plus (B) the amount equal to (1) the Employee’s

Annual Bonus, at target, for the year of termination times (2) a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination and the denominator of which is 365;

(ii)    the Company shall make monthly cash payments to the Employee for the period commencing on the Date of Termination and ending on the fifth anniversary of the Effective Date in an amount equal to 1/12 the then-current annual rate of Annual Base Salary multiplied by 1.6;

(iii)    through the fifth anniversary of the Effective Date, the Company shall continue to provide medical, life insurance, dental and other welfare benefits to the Employee, his spouse and his eligible dependents on the same basis and at the same cost as such benefits are then currently provided to the Employee (the “Welfare Benefits”); provided that such benefits shall be secondary to any other coverage obtained by the Employee;

(iv)   all Company stock options, restricted stock and other equity awards (including, but not limited to, the Upfront Restricted Stock and the Make-Whole Grant) shall become immediately vested; and

(v)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the Date of Termination other than any severance plan, program, policy, agreement or other arrangement of the Company and its affiliates, (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)      Death; Disability. If, during the Employment Period, the Employee’s employment shall terminate on account of death or Disability, the Company shall have no further obligations to the Employee other than to provide the Employee (or his estate) (i) the Employee’s Annual Base Salary and earned but unused vacation time accrued through the Date of Termination to the extent theretofore unpaid, (ii) the Welfare Benefits, and (iii) the Other Benefits.

(c)      For Cause; Other than for Good Reason. If, during the Employment Period, the Company shall terminate the Employee’s employment for Cause or the Employee terminates his employment without Good Reason, the Company shall have no further obligations to the Employee other than the obligation to pay to the Employee (i) the Employee’s Annual Base Salary and earned but unused vacation time accrued through the Date of Termination to the extent theretofore unpaid, (ii) the Other Benefits, and (iii) the Annual Payments required under Section 2(b)(iii), subject to the terms and conditions of that section.

(d)    Release of Claims. The Company’s obligation to provide the benefits described in Section 4(c) shall be subject to the Employee’s execution, delivery and nonrevocation (within any applicable revocation period) of a general release of claims in form reasonably satisfactory to the Company providing for a full release of any claims the Employee may have against the Company and its affiliates and their officers, directors, employees, stockholders and agents.

5.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may otherwise have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

6.    Change in Control Agreement. As soon as practicable following the Effective Date, the Employee shall be entitled to enter into a change in control agreement with the Company on the same terms as the agreement provided to similarly situated employees of the Company, a copy of which is attached hereto as Appendix A.

7.    Confidential Information; Covenants Not to Compete or Solicit Clients and Employees.

(a)    Confidential Information. The Employee hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and the Bank and their strategic plan and financial operations. The Employee further recognizes and acknowledges that all confidential information is the exclusive property of the Company or its affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Employee hereby covenants and agrees that he will use confidential information for the benefit of the Company and its affiliates only and shall not at any time, directly or indirectly, during the Employment Period or thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. Notwithstanding the foregoing, the Employee shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure, (ii) in any criminal proceeding against him after providing the Company with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of the Company.

(b)    Non-Compete. During the Employee’s employment with the Company, and for the period, if any, during which the Company is making the payments described under Section 4(a)(ii) hereof (the “Restricted Period”), the Employee shall not, without the prior written consent of the Company and the Bank, directly or indirectly engage in the business of commercial and/or retail banking in competition with the business of the Company within the State of Nevada nor will the Employee engage, within this geographical area, in the design, development, distribution, or sale of a product or service in competition with any product or service being marketed or planned by the Company or the Bank at such time, the plans, designs or specifications of which have been revealed to the Employee. The Employee agrees to waive any objection to the validity of this covenant and acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect the Company’s goodwill, proprietary information and other business interests. “Competitive Activity” shall mean the prohibitions set forth above in this Section 7(b); provided, however, that notwithstanding anything contained in the foregoing provisions of this Section 7(b) to the contrary, “Competitive Activity” shall not include holding a 5% or less equity, voting or profit participation interest in any enterprise that engages in any Competitive Activity.

(c)    Non-Solicitation. During the Employee’s employment with the Company, and for the Restricted Period, the Employee shall not, without the prior written consent of the Company and the Bank, directly or indirectly: (i) solicit or attempt to solicit, or interfere with or attempt to interfere with, the Company’s, the Bank’s or any affiliate’s relationships with any of its or their customers, (ii) cause, induce, solicit, encourage, or aid, or attempt to do so, any employee of the Company, the Bank or any of their affiliates to terminate employment with the Company, the Bank or any of their affiliates or to accept employment with any business, operation, corporation, partnership, limited liability company, association, agency or any other person or entity with which the Employee may be employed or otherwise associated or (iii) interfere or attempt to interfere with any employee’s employment relationship with the Company, the Bank or any of their affiliates.

(d)    The Employee and the Company acknowledge and agree that the Company and the Bank have legitimate business interests to protect relative to Employee, including trade secrets, other valuable confidential and proprietary business information, substantial relationships with specific prospective and existing customers, substantial relationships with other employees of the Company, the Bank and their affiliates, customer goodwill associated with the Company’s, the Bank’s and their affiliates’ trade names, and the Company’s, the Bank’s and their affiliates’ servicing of specific markets provided to Employee. Employee agrees that the restrictions contained in this Section 7 are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company, the Bank and their affiliates described above, and Employee agrees to waive any objection to the enforcement of this covenant and that any breach of this Section 7 will cause the Company, the Bank and their affiliates substantial and irrevocable damage and, therefore, the Company and the Bank shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief, without the need to post a bond or other security. Employee agrees that if any covenant contained in Section 7 of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, the Bank or any of their affiliates, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company, the Bank and their affiliates and to enforce the covenant as reformed.

(e)    Employee specifically recognizes and affirms that each of the covenants contained in (a), (b) and (c) of this Section 7 is a material and important term of this Agreement which has induced the Company to provide for the award of the Compensation provided hereunder, the disclosure of confidential information referenced herein, and the other promises made by the Company herein.

8.    Successors.

(a)    This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

9.    Disputes.

(a)    Mandatory Arbitration. Subject to the provisions of this Section 9, any controversy or claim between the Employee and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Section 7, except for any such controversy or claim arising out of or relating to or concerning injunctive relief for the Employee’s breach or purported breach of Section 7, which the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security) or any aspect of the Employee’s employment with the Company or the Seller or the termination of that employment (together, an “Employment Matter”) shall be finally settled by binding arbitration in Las

Vegas, Nevada administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. A decision must be rendered within 10 days after the parties’ closing statements or submission of post-hearing briefs and all expenses of arbitration shall be borne by the Company.

(b)    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada applicable to contracts made and to be performed entirely within that State. The Employee agrees to exclusive venue and jurisdiction in Las Vegas, Nevada.

(c)    Costs. To the extent permitted by law, the Company shall pay or reimburse any reasonable expenses, including reasonable attorney’s fees, the Employee incurs as a result of any Employment Matter, provided, however, that if in any such arbitration proceeding, litigation proceeding or other legal action, the arbitrator or court determines that the Employee has presented or defended any issue in such proceeding or action in bad faith, such arbitrator or court, as the case may be, may allocate the portion of such costs and expenses relating to such issue between the Company and the Employee in any other manner deemed fair, equitable and reasonable by such arbitrator or court; provided further, however, that in no event shall the Employee be required to reimburse the Company for any of the Company’s costs and expenses relating to any such proceeding or action.

10. Miscellaneous.

(a)    The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the Employee’s address last shown on the Company’s records.

If to the Company:

Zions Bancorporation
Attention:	Thomas E. Laursen
Senior Vice President & General Counsel
Address:	One South Main Street, Suite 1134
Salt Lake City, Utah 84111
Telecopy Number: (801) 524-2129

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section 3(c) or the Company’s right to terminate the Employee for Cause pursuant to Section 3(b), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other employment, severance agreements between the parties, (and the Employee shall not be eligible for severance benefits under any plan, program or policy of the Company), other than the change in control agreement described in Section 6 hereof.

(g) Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.

(h) This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. To the extent that any payments to be provided to the Employee under this Agreement result in the deferral of compensation under Section 409A of the Code, and if the Employee is a “Key Employee” as defined in Section 416(i) of the Code, then such amounts paid to the Employee upon the earlier of (i) six months and one day after the Employee’s Termination Date or (ii) any other date permitted under Section 409A(a)(2) and 409A(a)(3) of the Code.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ZIONS BANCORPORATION

By:	/s/ Harris H. Simmons
Name:	Harris H. Simmons
Title:	Chairman, President & Chief
Executive Officer

EMPLOYEE

/s/ Dallas E. Haun
Dallas E. Haun